PROMISSORY NOTE

$300,000.00	Scottsdale, Arizona	May 16, 2012

     For value received, Canterbury Resources, Inc., a Nevada corporation (“Payee”) agrees to fund, in immediately available funds, within 3 business days of the date hereof, to Controlled Carbon, LLC dba Echo Automotive (“Maker”) the principal sum of Three Hundred Thousand and No/100 Dollars ($300,000) and Maker promises to pay to Payee such principal sum of Three Hundred Thousand and No/100 Dollars ($300,000) plus the principal amount of any additional advances made by or on behalf of Payee to Maker under this note, in legal and lawful money of the United States of America.

     This note is issued pursuant to that certain Letter of Intent of even date herewith between Maker and Payee (the “LOI”). Capitalized terms not otherwise defined herein have the meaning ascribed to such terms in the LOI. Pursuant to the LOI, Payee has agreed to advance to Maker the LOI Advance of $300,000.00 evidenced by this note. In the event the Closing contemplated by (and defined in) the LOI does not occur, the principal amount of the LOI Advance together with accrued interest thereon at the rate of five percent (5%) per annum shall become due and payable upon on the earlier of (i) receipt by Maker of proceeds from a financing in an amount not less than $1 million, (ii) when, upon the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by Payee or made automatically due and payable, in each case, in accordance with the terms hereof, or (iii) a change of control of Maker. In the event of the Closing, this note will become an intercompany loan and Payee agrees to waive all of its rights hereunder to any balance owed by Maker.

     Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. Interest not paid when due shall thereafter bear like interest as the principal.

     No interest shall be payable on this note if the Closing of the Plan of Reorganization occurs.

     Each maker, surety and endorser of this note expressly waives all notices, demands for payment, presentations for payment, notices of intention to accelerate the maturity, protest and notice of protest, as to this note and as to each, every and all installments hereof.

     All notices must be in writing. A notice may be delivered to Maker or Payee at the address set forth under the signature of each party below, or to a new address that Maker or Payee has designated in writing. Notices are deemed received on the date of delivery if proper documentation of delivery is obtained by delivering party. A notice may be delivered in person, by certified mail, return receipt requested, or by overnight courier. All payments shall be made by Maker to Payee at Payee’s address set forth below.

     If any court determines that any provision of this note is invalid or unenforceable, any invalidity or unenforceability will affect only that provision and will not make any other provision of this note invalid or unenforceable and such provision shall be modified, amended or limited only to the extent necessary to render it valid and enforceable.

     The occurrence of any of the following shall constitute an “Event of Default” under this note:

     A. Maker shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest payment or other payment required under the terms of this note on the date due and such payment shall not have been made within thirty (30) days of Maker’s receipt of written notice from Payee of such failure to pay; or

     B. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

     Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, Payee may, by written notice to Maker, declare all unpaid outstanding principal and accrued interest payable by Maker hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence and during the continuance of any Event of Default, Payee may exercise any other right power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

     Maker agrees to reimburse Payee for all reasonable costs of collection or enforcement of this note (including, but not limited to, reasonable attorneys' fees) incurred by Payee. Neither this note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, by Maker without Payee’s prior written consent. The rights and obligations of Maker and Payee under this note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

     This note shall be governed by the laws of the State of Arizona. The federal and state courts of competent jurisdiction located in Maricopa County, Arizona shall have personal jurisdiction over Maker and no action to interpret or enforce this note shall be instituted in any other jurisdiction.

MAKER:

CONTROLLED CARBON, LLC
DBA ECHO AUTOMOTIVE

By:
Name:
Title:

Address:

ACKNOWLEDGED AND AGREED:

CANTERBURY RESOURCES, INC.

By:
Name:
Title:

Address: